Exhibit 10.4(10)
FIRST AMENDMENT
TO THE
DISCRETIONARY CREDIT AWARD AGREEMENT

Arizona Public Service Company (“APS”) previously entered into the Discretionary Credit Award Agreement dated June 21, 2019 (the “Agreement”) with Jacob Tetlow (“Employee”). By execution of this instrument, APS desires to amend the Agreement as set forth below.

1.This First Amendment shall be effective as of the date on which it is executed.
2.This First Amendment amends the provisions of the Agreement noted below. This First Amendment supersedes the other provisions of the Agreement to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3.Section 3 (Discretionary Credits) of the Agreement is hereby amended and restated in its entirety to read as follows:
Discretionary Credits. Five Discretionary Credits in the aggregate amount of $450,000 will be allocated to a Discretionary Credit Account (the “Discretionary Credit Account”) established for the benefit of Employee pursuant to Section 3.9 of the Deferred Compensation Plan. The Discretionary Credit Account shall be credited with: (i) $100,000 on July 1, 2019; (ii) $50,000 on January 1, 2020 and (iii) $100,000 on each of January 1, 2021 through January 1, 2023 provided that the Employee remains employed with APS on each such crediting date and demonstrates sustained competent performance of his assigned job responsibilities.
4.Section 5 (Vesting) of the Agreement is hereby amended and restated in its entirety to read as follows:
Vesting. The Discretionary Credit Account vests on December 31, 2024. If Employee Separates from Service prior to December 31, 2024, the amounts allocated to the Discretionary Credit Account will be forfeited; provided, however, that if Employee is promoted to Executive Vice President, Employee’s employment with APS is involuntarily terminated by APS without Cause, Employee dies or Employee becomes Disabled prior to December 31, 2024, all amounts previously credited to the Discretionary Credit Account will be fully vested as of the date of the promotion, termination by APS without Cause, death or Disability as applicable and any credits not yet allocated to the Employee at the date of the promotion, termination by APS without Cause, death or Disability will be forfeited. For purposes of this document, “Disability” shall have the meaning ascribed to it in the Pinnacle West Capital Corporation Long-Term Disability Plan. For purposes of this document, “Cause” means any act or omission that could result in disciplinary action pursuant to applicable laws or APS policies and procedures, as determined in the sole discretion of APS. The determination of whether “Cause” exists shall be made by APS, in its sole and absolute discretion, in accordance with its personnel policies and procedures.

5.Except as otherwise amended by this First Amendment, the Agreement shall continue in full force and effect.

Exhibit 10.4(10)

IN WITNESS WHEREOF, APS and Employee have executed this First Amendment to the Agreement on the dates set forth below.
ARIZONA PUBLIC SERVICE COMPANY

By:    /s/ Jeffrey B. Guldner
Jeffrey B. Guldner
Chairman and Chief Executive Officer

Date:    02/23/2021

EMPLOYEE

/s/ Jacob Tetlow

Jacob Tetlow

Date:    02/17/2021